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                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Upsher-Smith Laboratories, Inc.:

     We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the Prospectus of Ascent Pediatrics, Inc.

     Our report dated February 21, 1997, contains an explanatory paragraph that states that the financial statements were prepared to present the assets related to the product line to be sold by Upsher-Smith Laboratories, Inc. (Upsher-Smith) and the net sales and the identified costs and expenses and that they are not intended to be a complete presentation of the product line's financial position, results of operations or cash flows.

                                          KPMG PEAT MARWICK LLP

Minneapolis, Minnesota

May 16, 1997